UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 30, 2013

CTI Group (Holdings) Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-10560	51-0308583
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

333 N. Alabama Street, Suite 240, Indianapolis, Indiana		46204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	317-262-4582

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 30, 2013, CTI Group (Holdings) Inc. (the "Company") issued a press release reporting that the Special Committee of the Board of Directors of the Company (the "Special Committee") had received a revised oral non-binding indication of interest from Fairford Holdings Limited, Michael Reinarts and John Birbeck with respect to their proposal to purchase all of the outstanding shares of stock of the Company. On March 7, 2013, Fairford Holdings Limited, Michael Reinarts and John Birbeck made an initial non-binding indication of interest to purchase all of the outstanding shares of stock of the Company for a cash purchase price of $0.29 per share. Fairford Holdings Limited, Michael Reinarts and John Birbeck increased the proposed cash purchase price at which they are willing to consider purchasing all of the outstanding shares of stock of the Company from $0.29 per share to $0.40 per share. A copy of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Fairford Holdings Limited is an indirect wholly owned subsidiary of Salah H. Osseiran, a member of the Company’s Board of Directors, Mr. Reinarts is the Company’s Chairman of the Board, and Mr. Birbeck is the Company’s Chief Executive Officer and is a member of the Company’s Board of Directors.

The Board of Directors cautions the Company’s stockholders and others considering trading in its securities that the Board of Directors has only recently received the revised non-binding indication of interest and no decisions have been made by the Board of Directors or the Special Committee with respect thereto. There can be no assurance that any binding offer will be made or accepted, that any agreement will be executed or that any transaction will be consummated.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit 99.1 Press Release reporting revised privatization offer, dated December 30, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Group (Holdings) Inc.

December 30, 2013	By:	/s/ Manfred Hanuschek

Name: Manfred Hanuschek
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release reporting revised privatization offer, dated December 30, 2013